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                                              KINDER MORGAN ENERGY
                                        PARTNERS, L.P. AND SUBSIDIARIES
                         EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                (Dollars In Thousands Except Per Unit Amounts)

FOR THE THREE MONTHS ENDED MARCH 31,                                  2004              2003
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
Weighted-average number of limited partners' units on
     which limited partners' net income per unit is based:
Basic                                                              192,512,217       181,376,635

Add:  Incremental units under common unit option plan                   89,401           133,591
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Assuming dilution                                                  192,601,618       181,510,226
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Income Before Cumulative Effect of a Change in Accounting
Principle                                                         $    191,754      $    167,013

Add: Cumulative effect adjustment from change in accounting
     for asset retirement obligations                                        -             3,465
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Net Income                                                        $    191,754      $    170,478
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Calculation of Limited Partners' interest in Net Income:
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Income Before Cumulative Effect of a Change in Accounting
Principle                                                         $    191,754      $    167,013
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Less: General Partner's interest                                       (91,664)          (76,425)
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Limited Partner's interest                                             100,090            90,588
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Add:  Limited Partner's interest in Change in Accounting
     Principle                                                               -             3,430
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Limited Partners' interest in Net Income                          $    100,090       $    94,018
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Earnings per limited partner unit:
Limited Partners' Income Before Cumulative
    Effect of a Change in Accounting Principle per unit:
Basic                                                             $        .52       $       .50
Diluted                                                           $        .52       $       .50
Limited Partners' Cumulative Effect of a
    Change in Accounting Principle per unit:
Basic                                                             $          -       $       .02
Diluted                                                           $          -       $       .02
Limited Partners' Net Income per unit:
Basic                                                             $        .52       $       .52
Diluted                                                           $        .52       $       .52


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